UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 3, 2010 (April 29, 2010)

TPC GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53534	20-0863618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 800, Houston, Texas 77056

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (713) 627-7474

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2010, TPC Group LLC (“TPC LLC”), the principal subsidiary of TPC Group Inc. (the “Company”), entered into an Amended and Restated Revolving Credit Agreement (the “Revolving Credit Facility”) with Deutsche Bank Trust Company Americas, as administrative agent, and the other financial institutions parties thereto, as lenders. The Revolving Credit Facility amends TPC LLC’s former revolving credit facility by increasing the amount of the facility to $175 million, subject to borrowing base calculations, and extending the maturity to the earlier of April 29, 2014, or if more than $25 million remains outstanding under TPC LLC’s existing term loan agreement, March 29, 2013.

Availability under the Revolving Credit Facility is limited to the borrowing base, comprised of 85% of eligible accounts receivable and 65% of eligible inventory, as redetermined monthly. Up to $30 million of the facility may be used for the issuance of letters of credit. The Revolving Credit Facility also includes an accordion feature under which the lenders may agree, upon TPC LLC’s request, to increase their commitments to an aggregate amount not to exceed $200 million.

Amounts borrowed under the Revolving Credit Facility bear interest, at TPC LLC’s option, at a rate equal to either (a) the Eurodollar Rate (as defined in the credit agreement) plus 3.00% to 3.75%, or (b) the base rate (as described below) plus 2.00% to 2.75%, in each case depending on the ratio of TPC LLC’s consolidated debt to consolidated EBITDA (as defined in the credit agreement), with a lower leverage ratio resulting in lower rates. The base rate equals the highest of (i) the administrative agent’s prime lending rate, (ii) the Federal Funds Rate plus  1/2 of 1%, or (iii) the one-month Eurodollar Rate (as defined in the credit agreement) plus 1%.

A commitment fee is payable on the unused portion of the Revolving Credit Facility in an amount equal to 0.50% per annum if average availability is less than 50% of the total commitments, or 0.75% per annum if average availability is 50% or more of the total commitments, in each case based on average availability during the previous fiscal quarter.

The Revolving Credit Facility is secured with a first priority lien on cash, accounts receivable, inventory and certain intangibles, and through cross-collateralization with the term loan, a second priority lien on all other assets, including fixed assets. The Revolving Credit Facility is guaranteed by all material domestic subsidiaries of TPC LLC and provides for customary events of default.

The Revolving Credit Facility includes covenants that restrict, subject to specified exceptions, TPC LLC’s and its subsidiaries’ ability to:

•	create or permit liens on its assets;

•	incur additional indebtedness or issue redeemable equity securities;

•	guarantee indebtedness;

•	merge or consolidate with a third party;

•	sell or otherwise dispose of assets;

•	pay dividends or effect stock buy-backs;

•	issue or sell stock of subsidiaries;

•	make loans, investments and acquisitions;

•	enter into transactions with affiliates;

•	change the lines of business in which it is engaged;

•	change its fiscal year;

•	make voluntary prepayments or redemptions of subordinated indebtedness;

•	enter into agreements that limit its subsidiaries’ ability to pay distributions to or enter into transactions with it;

•	maintain cash balances in excess of $15 million without using such excess cash to prepay loans under the Revolving Credit Facility; and

•	enter into receivables financings or securitization programs.

Although the Revolving Credit Facility restricts acquisitions, investments and the payment of dividends by TPC LLC, acquisitions, investments and dividends are permitted, subject to restrictions under the existing term loan agreement, if (a) pro forma current and average 90-day historical availability each exceed the greater of $50 million or 50% of the total commitments, or (b) pro forma projected, current and average 90-day historical availability each exceed the greater of $25 million or 25% of the total commitments and TPC LLC meets a minimum consolidated fixed charge coverage ratio. Finally, the Revolving Credit Agreement includes a covenant requiring a minimum consolidated fixed charge coverage ratio should availability be less than the greater of $15 million or 15% of the total commitments.

The foregoing description of the Revolving Credit Facility is qualified in its entirety by reference to the Amended and Restated Revolving Credit Agreement, a copy of which is attached as Exhibit 4.5 to this Current Report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

TPC LLC entered into the Amended and Restated Revolving Credit Agreement on April 29, 2010, which is more fully described in Item 1.01 above and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.5	Amended and Restated Revolving Credit Agreement dated as of April 29, 2010 among TPC Group LLC and the other borrowers named therein, as Borrowers, TPC Group LLC, as Funds Administrator, various lending institutions, as Lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Trust Company Americas and Wells Fargo Capital Finance LLC as Co-Collateral Agents, and Deutsche Bank Trust Company Americas, as Collateral Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPC GROUP INC.

Date: May 3, 2010	By:	/S/ CHRISTOPHER A. ARTZER
Christopher A. Artzer
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

4.5	Amended and Restated Revolving Credit Agreement dated as of April 29, 2010 among TPC Group LLC and the other borrowers named therein, as Borrowers, TPC Group LLC, as Funds Administrator, various lending institutions, as Lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Trust Company Americas and Wells Fargo Capital Finance LLC as Co-Collateral Agents, and Deutsche Bank Trust Company Americas, as Collateral Agent